Exhibit 10.1

SCHEDULE D-1

CHANGE ORDER

PROJECT NAME: Sabine Pass LNG Receiving, Storage and Regasification Terminal OWNER: Sabine Pass LNG, L.P. CONTRACTOR: Bechtel Corporation DATE OF AGREEMENT: December 18, 2004	CHANGE ORDER NUMBER: SP/BE-061 DATE OF CHANGE ORDER: July 27, 2009 Insurance and Sales & Use Tax Allowance Amount Reconciliations

The Agreement between the Parties listed above is changed as follows:

Owner and Contractor agree to implement the following changes in connection with the Louisiana Sales and Use Tax Allowance and the Insurance Allowance relating to the Work performed by Contractor.  To the extent the changes set forth herein conflict with any of the terms and conditions set forth in the Agreement, the changes herein shall be controlling.

1.  The Parties agree that the actual amount of Louisiana Sales and Use Taxes paid by Contractor and its Subcontractors and Sub-subcontractors is less than the Louisiana Sales and Use Tax Allowance: and the Contract Price is therefore to be reduced by the amount of $4,793,521 pursuant to Article 7.1.A of the Agreement, subject to further adjustment as required.

2.  The Parties also agree that the actual Insurance Cost is greater than the Insurance Allowance, and Contractor is therefore entitled to a Change Order pursuant to Article 7.1.B of the Agreement to increase the Contract Price by the amount of $569,042.

3.  The aggregate change in the Contract Price resulting from this Change Order, based upon Sections 1 and 2 above, is a decrease in the amount of $4,224,479 as further illustrated below.

Adjustment to Contract Price
The original Contract Price was	$646,936,000
Net change by previously authorized Change Orders (#SP/BE-002 to 028, 031, 033 thru 035; 037 thru 060)	$182,442,446
The Contract Price prior to this Change Order was	$829,378,446
The Contract Price will be increased/decreased by this Change Order in the amount of	$ (4,224,479)
The new Contract Price including this Change Order will be	$825,153,967

Adjustment to dates in Project Schedule

The Target Bonus Date will be unchanged and is July 18, 2008.
The Guaranteed Substantial Completion Date will be unchanged and is June 13, 2009.
Adjustment to other Changed Criteria: No Change
Adjustment to Payment Schedule: No Change
Adjustment to Minimum Acceptance Criteria: No Change
Adjustment to Performance Guarantees:  No Change
Adjustment to Design Basis: No Change.
Other adjustments to liability or obligation of Contractor or Owner under the Agreement:  As modified by this Change Order.

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order.  Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect.  This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ CHARIF SOUKI	/s/ MITCH CLAYMAN
*Charif Souki	Contractor
Chairman	Mitch Clayman
August 11, 2009	Name
Date of Signing	Project Manager
Title
August 17, 2009
/s/ KEITH TEAGUE	Date of Signing
*Keith Teague
Senior Vice President
August 11, 2009
Date of Signing

/s/ ED LEHOTSKY
*Ed Lehotsky
Owner Representative
August 4, 2009
Date of Signing

* Required Owner signature – Mr. Teague may sign on behalf of Mr. Souki during Mr. Souki’s absence.